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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): January 27, 2004


                         United States Exploration, Inc.
             (Exact name of registrant as specified in its charter)


Colorado                               1-13513              84-1120323
(State or other jurisdiction of        (Commission          (I.R.S. Employer
incorporation or organization)         File No.)            Identification No.)


                            1560 Broadway, Suite 1900
                             Denver, Colorado 80202
                    (Address of principal executive offices)


                                 (303) 863-3550
              (Registrant's telephone number, including area code)




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Item 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE

         The company has been served with a lawsuit filed in the Colorado District Court in the City and County of Denver, Colorado, with respect to the previously announced merger of the company and a wholly owned subsidiary of U.S. Exploration Holdings, Inc. in which the company's shareholders would receive $2.82 per share in cash for their stock. The lawsuit purports to be filed as a class action on behalf of the named plaintiff, Pennsylvania Avenue Event Driven Fund, and all other shareholders of the company. The complaint also names the company's individual directors as defendants.

         The complaint alleges that directors of the company breached their fiduciary duties in approving and structuring the merger by failing to properly value the company and failing to protect against alleged conflicts of interest in the transaction. The plaintiff seeks class action certification, an injunction prohibiting the company from completing the merger, and an award of attorneys' fees and the costs of the lawsuit.

         The company believes that the allegations in the complaint are without merit and intends to defend the lawsuit vigorously.

         A special meeting of the company's shareholders to vote on the merger is scheduled for 8:00 a.m. MST on January 28, 2004. The company intends to proceed with the special meeting of shareholders and with the consummation of the merger as soon as reasonably possible after receipt of the required shareholder approval.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 UNITED STATES EXPLORATION, INC.

Date:  January 27, 2004          By: /s/ F. Michael Murphy
                                     -------------------------------------------
                                     F. Michael Murphy, Vice President and Chief
                                     Financial Officer